UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

SCHEDULE 14C

___________________

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

TD HOLDINGS, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

TD HOLDINGS, INC

139, Xinzhou 11th Street, Futian District
Shenzhen, Guangdong, PRC 518000
(+86) 0755-82792111
September 29, 2023

NOTICE OF WRITTEN CONSENT OF STOCKHOLDERS
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of TD Holdings, Inc.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of TD Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), in connection with the corporate actions described below. The holders of a majority of the Company’s voting capital stock by written consent in lieu of a meeting, pursuant to Section 228 of the Delaware General Corporation Law, have:

(i)     approved an amendment (the “Reverse Split Amendment”) to our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock at a ratio of one-for-twenty to one-for-fifty immediately following the reverse split (the “Reverse Split”), at any time prior to October 30, 2023, with the final decision of whether to proceed with Reverse Split and the exact ratio to be set at a whole number within this range, as determined by our Board in its sole discretion; and

(ii)    approved an amendment (the “Name Change Amendment”, and together with the Reverse Split Amendment, the “Charter Amendments”) to our Certificate of Incorporation to change the Company’s name to BAIYU Holdings, Inc. (the “Name Change”), with the final decision of whether to proceed with the Name Change and the timing for implementing the Name Change to be determined by the Board in its sole discretion.

This Information Statement is being furnished to our stockholders of record as of September 18, 2023 in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder, solely for the purpose of informing our stockholders of the actions taken by the written consent.

THIS IS NOT A NOTICE OF A MEETING AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board,
/s/ Renmei Ouyang
Renmei Ouyang
Chairwoman and Chief Executive Officer

TD HOLDINGS, INC

139, Xinzhou 11th Street, Futian District
Shenzhen, Guangdong, PRC 518000
(+86) 0755-82792111
September 29, 2023

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

Unless otherwise noted, references to the “Company,” “we,” “us,” or “our” mean TD Holdings, Inc., a Delaware corporation. Our principal executive offices are located at 139, Xinzhou 11th Street, Futian District, Shenzhen, Guangdong, PRC 518000, telephone (+86) 0755-82792111.

This Information Statement is first mailed on or about September 29, 2023 to the Company’s common stockholders of record as of September 18, 2023.

We are furnishing this Information Statement in connection with actions taken by stockholders who have the authority to vote a majority of the outstanding shares of our common stock, par value $0.001 per share (“Common Stock”).

On September 18, 2023, as permitted by Section 228 of the Delaware General Corporation Law (the “DGCL”), the stockholders who have the authority to vote a majority of the outstanding shares of Common Stock have:

(i)     approved an amendment (the “Reverse Split Amendment”) to our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock at a ratio of one-for-twenty to one-for-fifty immediately following the reverse split (the “Reverse Split”), at any time prior to October 30, 2023, with the final decision of whether to proceed with Reverse Split and the exact ratio to be set at a whole number within this range, as determined by our Board in its sole discretion; and

(ii)    approved an amendment (the “Name Change Amendment”, and together with the Reverse Split Amendment, the “Charter Amendments”) to our Certificate of Incorporation to change the Company’s name to BAIYU Holdings, Inc. (the “Name Change”), with the final decision of whether to proceed with the Name Change and the timing for implementing the Name Change to be determined by the Board in its sole discretion.

The form of the proposed Charter Amendments Is set forth in Annex A hereto.

This Information Statement is being sent to you to notify you of the corporate actions being taken by written consent in lieu of a special meeting of our stockholders. On September 15, 2023, our Board adopted and approved the Reverse Stock Split, the Name Change and the Charter Amendments by unanimous written consent lieu of a meeting, as provided under the DGCL.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the DGCL are afforded to the Company’s stockholders as a result of the approval of the Charter Amendments.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of our Common Stock as of September 18, 2023 by:

•        each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•        each of our executive officers and directors; and

•        all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of security if he, she, or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The calculation of the percentage of beneficial ownership is based on 187,652,758 shares of Common Stock that were outstanding as of September 18, 2023.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock
Directors and Executive Officers of the Company:
Renmei Ouyang	—	—
Wenhao Cui	1,500,000	0.799%
Heung Ming (Henry) Wong	—	—
Donghong Xiong	—	—
Xiangjun Wang	130,000	0.069%
All directors and executive officers as a group (five individuals)	1,630,000	0.869%
Five Percent or More Stockholders:
Shuxiang Zhang	27,934,000	14.886%

____________

(1)      Unless otherwise indicated, the business address of each of the persons and entities is 139, Xinzhou 11th Street, Futian District, Shenzhen, Guangdong, PRC 518000.

Interests of Certain Persons in the Charter Amendments

No officer, director, nominee for election as a director, associate of any director, executive officer or nominee, or beneficial owner of more than 5% of our Common Stock has any substantial interest in the matters acted upon by our Board and shareholders, other than his role as an officer, director or beneficial owner.

Vote Required

The vote, which was required to approve the above Charter Amendments, was the affirmative vote of the holders of a majority of the Company’s voting stock. Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held.

The date used for purposes of determining the number of outstanding shares of the voting stock of the Company entitled to vote is September 18, 2023 (the “Voting Record Date”). The record date for determining those shareholders of the Company entitled to receive this Information Statement is the close of business on September 18, 2023 (the “Mailing Record Date”). As of September 18, 2023, the Company had 187,652,758 shares of voting stock outstanding, with all 187,652,758 shares being Common Stock. All outstanding shares are fully paid and nonassessable.

Vote Obtained

Section 228(a) of the DGCL and Section 8 of Article II of our bylaws provide that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, via written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The consenting shareholders (the “Consenting Shareholders”) voted to approve the corporate actions and their respective approximate ownership percentage of the voting stock of the Company as of September 18, 2023 totaled in the aggregate 56.6% of the outstanding voting stock.

Notice Pursuant to Section 228 of the DGCL

Pursuant to Section 228 of the DGCL, no advance notice is required to be provided to the other shareholders, who have not consented in writing to such action, of the taking of the stated corporate action without a meeting of stockholders. No additional action will be undertaken pursuant to such written consents, and no dissenters’ rights under the DGCL are afforded to the Company’s stockholders as a result of the action to be taken.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

DESCRIPTION OF CHARTER AMENDMENT —

THE REVERSE STOCK SPLIT

General

On September 15, 2023, the Board unanimously approved the Reverse Split Amendment to effect a reverse stock split of our Common Stock at a ratio of one-for-twenty to one-for-fifty immediately following the Reverse Split at any time prior to October 30, 2023, with the final decision of whether to proceed with Reverse Spilt and the exact ratio to be set at a whole number within this range, as determined by our Board in its sole discretion. On September 18, 2023, the Consenting Shareholders, acting by written consent, approved the Reverse Split and the Reverse Split Amendment. The Reverse Split Amendment, which will not be filed until at least twenty days following the date of this Information Statement, will be effective upon the filing of such Charter Amendment with the Secretary of State of Delaware.

The Reverse Split will be realized simultaneously for all our Common Stock. The Reverse Split will affect all holders of Common Stock uniformly and no stockholder’s interest in the Company will be diluted as each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Split as that stockholder held immediately prior to the Reverse Split, except for immaterial adjustments that may result from the treatment of fractional shares as described below. The Certificate of Amendment will not reduce the number of authorized shares of stock (which will remain at 650,000,000, including 600,000,000 shares of common stock and 50,000,000 shares of preferred stock) and will not change the par value of the stock (which will remain at $0.001 per share).

Board will have the discretion to implement the Reverse Stock Split or to not effect the Reverse Stock Split at all. The Board currently intends to effect the Reverse Stock Split.

Reasons for the Stock Split

Maintain Nasdaq Listing

On the date of the mailing of this Information Statement, our Common Stock was listed on the Nasdaq Capital Market under the symbol “GLG”. The continued listing requirements of Nasdaq, among other things, require that our Common Stock must maintain a closing bid price in excess of $1.00 per share. We have in the past, and may in the future, be unable to comply with certain of the listing standards that we are required to meet to maintain the listing of our common shares on Nasdaq.

On May 15, 2023, the Company received a notification letter from the Staff notifying the Company that the minimum bid price per share for its common shares has been below $1.00 for a period of 30 consecutive business days and the Company therefore no longer meets the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2).

If our Common Stock is delisted from Nasdaq, the Board believes that the trading market for our Common Stock could become significantly less liquid, which could reduce the trading price of our Common Stock and increase the transaction costs of trading in shares of our Common Stock.

If the Charter Amendment is effected, it would cause a decrease in the total number of shares of our Common Stock outstanding and increase the market price of our Common Stock. The Board intends to effect the Reverse Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and our stockholders and is likely to improve the trading price of our Common Stock and improve the likelihood that we will be allowed to maintain our listing on Nasdaq. Accordingly, our Board approved the Reverse Split as being in the best interests of the Company.

Risks Associated with the Reverse Split

The Reverse Split May Not Increase the Price of our Common Stock over the Long-Term.    As noted above, the principal purpose of the Reverse Split is to increase the trading price of our Common Stock to meet the minimum stock price standards of Nasdaq. However, the effect of the Reverse Split on the market price of our Common Stock cannot be predicted with any certainty, and we cannot assure you that the Reverse Split will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding shares of Common Stock will proportionally increase the market price of our Common Stock, we cannot assure you that the Reverse Split will increase the market price of our Common Stock by a multiple of the Reverse Split ratio, or result in any permanent or sustained increase in the market price of our Common Stock. The market price of our Common Stock may be affected by other factors which may be unrelated to the number of shares outstanding, including the Company’s business and financial performance, general market conditions, and prospects for future success.

The Reverse Split May Decrease the Liquidity of our Common Stock.    The Board believes that the Reverse Split may result in an increase in the market price of our Common Stock, which could lead to increased interest in our Common Stock and possibly promote greater liquidity for our stockholders. However, the Reverse Split will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for our Common Stock, particularly if the price per share of our Common Stock does not increase as a result of the Reverse Split.

The Reverse Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell.    If the Reverse Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares of Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their Common Stock.

The Reverse Split May Lead to a Decrease in our Overall Market Capitalization.    The Reverse Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Stock does not increase in proportion to the Reverse Split ratio, or following such increase does not maintain or exceed such price, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the Reverse Split.

Determination of the Reverse Split Ratio

The Board believes that stockholder approval of a range of potential Reverse Split ratios is in the best interests of our Company and stockholders because it is not possible to predict market conditions at the time the Reverse Split would be implemented. We believe that a range of Reverse Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Split ratio to be selected by our Board will be not more than one-for-ten.

The selection of the specific Reverse Split ratio will be based on several factors, including, among other things:

•        our ability to maintain the listing of our Common Stock on The Nasdaq Capital Market;

•        the per share price of our Common Stock immediately prior to the Reverse Split;

•        the expected stability of the per share price of our Common Stock following the Reverse Split;

•        the likelihood that the Reverse Split will result in increased marketability and liquidity of our Common Stock;

•        prevailing market conditions;

•        general economic conditions in our industry; and

•        our market capitalization before and after the Reverse Stock Split.

We believe that granting our Board the authority to set the ratio for the Reverse Split is essential because it allows us to take these factors into consideration and to react to changing market conditions. If the Board chooses to implement the Reverse Split, the Company will make a public announcement regarding the determination of the Reverse Split ratio.

Board Discretion to Effect the Reverse Split

Upon the filing of the Charter Amendment, the Board will have the discretion to implement the Reverse Split or to not effect the Reverse Split at all. The Board currently intends to effect the Reverse Split. If the trading price of our Common Stock increases without effecting the Reverse Split, the Reverse Split may not be necessary. Following the Reverse Split, if implemented, there can be no assurance that the market price of our Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split or that the market price of the post-split Common Stock can be maintained above $1.00. There also can be no assurance that our Common Stock will not be delisted from Nasdaq for other reasons.

Beneficial Holders of Common Stock

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to affect the Reverse Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the Stock Split. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of post-Reverse Split common stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Fractional Shares

No fractional shares of common stock will be issued in connection with the Reverse Split. In lieu of issuing fractional shares, we intend to round fractional shares up to the next whole share.

Accounting Matters

The par value of the shares of our common stock is not changing as a result of the implementation of the Reverse Split. As a result, as of the effective time of the Reverse Split, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Federal Income Tax Consequences of the Reverse Split

The following summary describes material U.S. federal income tax consequences of the Reverse Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder. This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Split.

DESCRIPTION OF CHARTER AMENDMENT —

THE NAME CHANGE

On September 15, 2023, our Board approved the Name Chage Amendment to effect the change of the Company’s name to BAIYU Holdings, Inc. On September 18, 2023, the Consenting Shareholders, acting by written consent, approved the Name Change and the Charter Amendment.

The Board will have the discretion to implement the Name Change or to not effect the Name Change at all. The Board currently intends to effect the Name Change.

Reason for the Amendment

Our subsidiaries with “BAIYU” in their names consist of BAIYU International Supply Chain PTE. LTD, and Shenzhen Qianhai Baiyu Supply Chain Co., Ltd., each of which is a supply chain management service company, Shenzhen Baiyu Jucheng Data Technology Co., Ltd., a non-ferrous metal commodities trading company, Hainan Baiyu Cross-border E-commerce Co., Ltd., an e-commerce company, and Zhejiang Baiyu Lightweight New Material Co., Ltd., a company operating both supply chain management business and commodity trading business. As such, the adoption of “BAIYU” as the Company’s name better reflects the mixture of our businesses and operations, and our growth strategies.

Effects of the Name Change

If the shareholders pass this Proposal and our Board decides to effect the Name Change, the change of the Company’s name will become effective upon the filing of the Name Change Amendment.

While the name change will cause us to incur certain costs, the Board of Directors believes that any potential costs, and any potential confusion, associated with the name change will be outweighed by the benefits of the change.

The name change will not have any effect on the rights of our existing shareholders.

In connection with our name change, the Company also plans to change its ticker on the Nasdaq to reflect the new name.

ADDITIONAL INFORMATION

Householding of Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Information Statement may have been sent to multiple Company stockholders in each household unless otherwise instructed by such Company stockholders. We will deliver promptly a separate copy of the Information Statement to any Company stockholder upon written or oral request to us, at TD Holdings Inc., 139, Xinzhou 11th Street, Futian District, Shenzhen, Guangdong, PRC 518000, telephone (+86) 0755-82792111. Any Company stockholder wishing to receive separate copies of our proxy statement or annual report to Company stockholders in the future, or any Company stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the Company stockholder’s bank, broker, or other nominee record holder, or the Company stockholder may contact us at the above address and phone number.

Costs

We will make arrangements with brokerage firms and other custodians, nominees, and fiduciaries who are record holders of our Common Stock for the forwarding of this Information Statement to the beneficial owners of our Common Stock. We will reimburse these brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.

Incorporation By Reference

The SEC allows us to “incorporate by reference” information into this Information Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and are delivering to you with a copy of this Information Statement. The information incorporated by reference is deemed to be part of this Information Statement. This Information Statement incorporates by reference the following documents:

•        Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 10, 2023.

•        Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 12, 2023;

•        Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 11, 2023; and

•        Our Current Reports on Form 8-K filed with the SEC on January 10, 2023, March 14, 2023, May 16, 2023, May 26, 2023, July 31, 2023 and September 11, 2023, respectively.

You may read and copy any reports, statements, or other information we file at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the operation of the SEC’s public reference facilities. The SEC maintains a website that contains reports, proxy statements, and other information, including those filed by us, at http://www.sec.gov.

By Order of the Board,
/s/ Renmei Ouyang
Renmei Ouyang
Chairwoman and Chief Executive Officer
September 29, 2023

Annex A

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: Through an action by unanimous written consent of the Board of Directors of TD Holdings, Inc. in accordance with Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting the same for consideration by the stockholder of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED: that the following proposed amendments (the “Amendments”) to the Certificate of Incorporation of the corporation is hereby adopted and approved:

[Article FIRST of the Certificate of Incorporation is hereby amended by replacing “The name of the Corporation is TD HOLDINGS, INC.” in its entirety with “The name of the Corporation is BAIYU HOLDINGS, INC.”]

[Article FOURTH is hereby amended by inserting the following new paragraph to the end of Article Fourth:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment of Certificate of Incorporation of the Corporation, each [    ] shares of the Corporation’s common stock, par value $0,001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would receive fractional shares will be entitled to round up their fractional share to the nearest whole share. No stockholder will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.”]

Second: That, by written consent executed in accordance with Section 228 of the DGCL, the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, and the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, was given written notice of the proposed amendments to the Certificate of Incorporation and voted in favor of the adoption of the amendments to the Certificate of Incorporation. The necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: That this Certificate of Amendment shall be effective as of 5:30 p.m. EDT on October _______, 2023.

FIFTH: That, except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as previously amended, remains in full force and effect.

A-1

IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed this _________ day of _______, 2023.

By:
Name:	Renmei Ouyang
Title:	Chairwoman and Chief Executive Officer

A-2